Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 7 to the Registration Statement on Form S-4 (Registration No. 333-199004) of Nabors Red Lion Limited of our reports dated February 26, 2014, with respect to the consolidated financial statements of C&J Energy Services, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, which appear in C&J Energy Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Farmington Hills, Michigan

February 12, 2015